Results of Special Meeting of Shareholders of Strong Government Securities Fund

At a Special Meeting of the Shareholders of the Fund held on December 22, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Government Securities Fund into the Wells Fargo Advantage Government Securities Fund.


                 For                  Against               Abstain

            65,083,189.343          1,815,227.928         1,852,666.519

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


                 For                  Against                Abstain

             64,651,106.732         1,811,609.991          2,288,367.067

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


                 For                  Against               Abstain

             64,632,908.200         1,889.602.325         2,228,573.265

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

          68,751,083.790               -                      -